CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Retail Corporate Notes	$5,061,000	$360.85

(1) Calculated in accordance with Rule 457(r) of the Securities Act of 1933

Filed under Rule 424(b)(3), Registration Statement Nos. 333-162219, 333-162219-01
Final Pricing Supplement No. 1 – dated November 15, 2010 (to: Prospectus dated May 18, 2010 and Prospectus Supplement dated September 20, 2010)
CUSIP Number	Aggregate Principal Amount	Price to Public	Selling Commission	Net Proceeds	Coupon Type	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor’s Option	Product Ranking
78011RAA1	$5,061,000	100%	1.70%	$4,974,963	FIXED	3.75% (per annum)	SEMI-ANNUAL	11/15/2017	5/15/2011	$18.54	NO	SENIOR
Redemption Information: Non-Callable/Non-Puttable Lead Manager and Lead Agent: RBS Securities Inc.
The Royal Bank of Scotland plc
Offering Dates: 11/8/2010 through 11/15/2010
Trade Date: 11/15/2010 @ 12:00 PM ET
Settlement Date: 11/18/2010
Minimum Denomination/Increments: $1,000.00/$1,000.00
Guaranteed in full by The Royal Bank of Scotland Group plc
Initial trades settle flat and clear SDFS:  DTC Book-Entry only
DTC Number 0235 via RBC Dain Rauscher Inc.

If the maturity date or an interest payment date for any note is not a business day (as that term is defined in the prospectus supplement), principal, premium, if any, and interest for that note is paid on the next business day, and no interest will accrue from, and after, the maturity date or interest payment date.

Royal Bank of Scotland plc Retail Corporate Notes Prospectus dated May 18, 2010 and Prospectus Supplement dated September 20, 2010